UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   Form 12b-25

                                                      SEC File Number: 000-50333
                                                         CUSIP Number: 24804V109

                           NOTIFICATION OF LATE FILING

(Check One):      [X] Form 10-K   [_] Form 20-F    [_] Form 11-K   [_] Form 10-Q
                  [_] Form 10-D   [_] Form N-SAR   [_] Form N-CSR

                  For Period Ended: May 31, 2008

                  [_]     Transition Report on Form 10-K
                  [_]     Transition Report on Form 20-F
                  [_]     Transition Report on Form 11-K
                  [_]     Transition Report on Form 10-Q
                  [_]     Transition Report on Form N-SAR

                  For the Transition Period ended: _________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

DEMATCO, INC.
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Full Name of Registrant

ADVANCED MEDIA TRAINING, INC.
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Former Name if Applicable

17337 Ventura Boulevard, Suite 208
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Address of Principal Executive Office (Street & Number)

Encino, California 91316
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       | (a)      The reason described in reasonable  detail in Part III of this
       |          form could not be eliminated  without  unreasonable  effort or
       |          expense.
       |
       | (b)      The subject  annual  report,  semi-annual  report,  transition
       |          report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form
[X]    |          N-CSR,  or  portion  thereof,  will be filed on or before  the
       |          fifteenth  calendar day following the  prescribed due date; or
       |          the subject quarterly report or transition report on Form 10-Q
       |          or  subject  distribution  report  on Form  10-D,  or  portion
       |          thereof,  will be filed on or before  the fifth  calendar  day
       |          following the prescribed due date; and
       |
       | (c)      The  accountant's  statement or other exhibit required by Rule
       |          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed time period:

Registrant has been delayed in compiling information and documentation necessary for registrant's independent accountants' financial review and preparation of financial statements. Registrant is working as expeditiously as possible to compile such information and documentation and to deliver it to registrant's independent accountants for review, completion and filing within the required time frame.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             Rob Stevens                           (818)          759-1876
         -----------------------------------------------------------------------
               (Name)                           (Area Code)   (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  DEMATCO, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 28,  2008            By: /s/ Rob Stevens
                                      ------------------------------------------
                                      Rob Stevens, Chief Executive Officer


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